EXHIBIT 99.3

                       , 2002

Dear Gentiva Stockholder:

      You are cordially invited to attend the special meeting of stockholders of Gentiva Health Services, Inc. (“Gentiva”) to be held at                     , on                     , 2002 at                     , eastern time. At the meeting, you will be asked to consider and approve a proposal to sell substantially all of the assets of Gentiva’s specialty pharmaceutical services business (the “SPS business”) to Accredo Health, Incorporated (“Accredo”) in consideration for an aggregate of $415 million in cash and Accredo stock, subject to adjustment, and in accordance with an asset purchase agreement among Gentiva, certain of Gentiva’s subsidiaries and Accredo, dated as of January 2, 2002 (the “asset purchase agreement”). Following the closing of the sale of the SPS business, Gentiva intends to distribute substantially all of the proceeds from the sale of the SPS business to Gentiva stockholders.

      Lehman Brothers, as financial advisor to the board of directors of Gentiva, has rendered an opinion dated January 2, 2002, that, from a financial point of view, the consideration to be received by Gentiva in connection with the sale of the SPS business to Accredo is fair to Gentiva.

      All holders of outstanding shares of Gentiva’s common stock, par value $.10 per share, as of the close of business on                     , 2002 are entitled to notice of and to vote at the special meeting.

      Gentiva’s board of directors recommends that you vote “FOR” the approval of the sale of the SPS business. This proposal is described more fully in the joint proxy statement-prospectus that accompany this letter. The sale of the SPS business must be approved by the affirmative vote of the holders of a majority of the Gentiva common stock outstanding on the record date.

      YOUR VOTE IS VERY IMPORTANT. It is a condition to the asset purchase agreement that the stockholders of Gentiva approve the sale of the SPS business. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

      We would like to express our appreciation for your continuing interest in and support of Gentiva Health Services, Inc.

      The accompanying joint proxy statement-prospectus provides detailed information about the meeting and the proposed sale of the SPS business as well as detailed information about the Accredo common stock consideration and Accredo’s business, management and financial condition. Gentiva’s board encourages you to read the joint proxy statement-prospectus carefully.

Edward A. Blechschmidt
President, Chief Executive Officer
and Chairman of the Board
Gentiva Health Services, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

of Gentiva Health Services, Inc.
To Be Held                     , 2002

      A special meeting of the stockholders of Gentiva Health Services, Inc. will be held on                     , 2002 at                     a.m., eastern time, at                               . At that meeting, we will ask you to:

1) consider and act upon a proposal to approve the sale of substantially all of the assets of Gentiva’s specialty pharmaceutical services business to Accredo Health, Incorporated in accordance with the asset purchase agreement, dated as of January 2, 2002, among Gentiva, Accredo and certain of Gentiva’s subsidiaries; and

2) consider and act on any other business that may properly come before the special meeting.

      Gentiva’s board of directors has fixed the close of business on                     , 2002 as the record date for the determination of stockholders entitled to notice of and to vote, either in person or by proxy, at the special meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Gentiva common stock, par value $.10 per share, at the close of business on such date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

      A list of Gentiva stockholders of record entitled to vote at the special meeting will be available at the time of the special meeting for examination by any Gentiva stockholder.

      Holders of Gentiva common stock do not have rights of appraisal or dissenter’s rights under Delaware law in connection with the sale of the SPS business.

      The joint proxy statement-prospectus containing information about the matters to be acted upon at the special meeting and a form of Proxy accompany this notice.

      You are hereby cordially invited to attend the special meeting. However, whether or not you expect to attend the meeting in person, please complete, sign, vote and return the enclosed Proxy without delay in the enclosed self-addressed, stamped envelope. If you attend the special meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

By order of the Board of Directors,

PATRICIA C. MA
Senior Vice President, General
Counsel and Secretary

Dated:                     , 2002

Melville, New York